Exhibit 99.1

Invitae Prices Upsized Offering of $300 Million of Convertible Senior Notes

SAN FRANCISCO, Calif. – September 6, 2019 – Invitae Corporation (NYSE: NVTA) announced the pricing on September 5, 2019 of $300.0 million aggregate principal amount of 2.00% convertible senior notes due 2024 (the “notes”) in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The aggregate principal amount of the offering was increased from the previously announced offering size of $200.0 million. Invitae granted the initial purchasers of the notes a 13-day option to purchase up to an additional $50.0 million principal amount of notes on the same terms and conditions. The sale of the notes is scheduled to close on September 10, 2019, subject to the satisfaction of customary closing conditions.

Invitae estimates that the net proceeds from the offering of the notes will be approximately $291.2 million (or $339.8 million if the initial purchasers exercise their option to purchase additional notes in full), after deducting the initial purchasers’ discounts and commissions and estimated offering expenses payable by Invitae. Invitae intends to use the net proceeds from the offering of the notes to repay, including a prepayment premium, the $75.0 million in aggregate principal amount of notes outstanding under its 2018 Note Purchase Agreement and for international expansion, infrastructure investment, working capital and other general corporate purposes. Invitae may also use a portion of the net proceeds from the offering to acquire or invest in complementary businesses, assets or technologies, although it has no present commitments or agreements to do so.

When issued, the notes will be unsecured, senior obligations of Invitae, and will pay interest semi-annually on March 1 and September 1 of each year, beginning on March 1, 2020, at a rate of 2.00% per year. The notes will mature on September 1, 2024, unless earlier converted, redeemed or repurchased. Prior to March 1, 2024, the notes will be convertible only under certain circumstances and during certain periods, and thereafter, at any time until the close of business on the business day immediately preceding the maturity date. The initial conversion rate for the notes will be 33.6293 shares per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $29.74 per share of Invitae’s common stock. The initial conversion price of the notes represents a conversion premium of approximately 40.0% over the last reported sale price of $21.24 per share of Invitae’s common stock on The New York Stock Exchange on September 5, 2019. Invitae will settle conversions of the notes by paying or delivering, as the case may be, cash, shares of its common stock, or a combination of cash and shares of its common stock, at its election.

Invitae may redeem all or any portion of the notes, at its option, on or after September 6, 2022 and on or before the 30th scheduled trading day immediately before the maturity date if the last reported sale price of Invitae’s common stock has been at least 130% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period (including the last trading day of such period) ending on, and including, the trading day immediately preceding the date on which Invitae provides notice of redemption at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

Holders of notes may require Invitae to repurchase their notes upon the occurrence of a fundamental change (as defined in the indenture governing the notes) at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the repurchase date. In addition, in connection with certain corporate events or if Invitae issues a notice of redemption, it will, under certain circumstances, increase the conversion rate for holders who elect to convert their notes in connection with such corporate event or notice of redemption, as the case may be.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes and the shares of Invitae’s common stock issuable upon conversion of the notes, if any, have not been registered under the Securities Act or the securities laws of any other jurisdiction and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from such registration requirements.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the expected closing of the offering and the intended use of net proceeds from the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including risks related to whether Invitae will be able to satisfy the conditions required to close the sale of the notes and the fact that Invitae’s management will have broad discretion in the use of the proceeds from any sale of the notes, and other risks detailed from time to time in Invitae’s filings with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019. The forward-looking statements in this press release are based on information available to Invitae as of the date hereof, and Invitae does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made except as required by law.

Investor Relations Contact:

Laura D’Angelo

ir@invitae.com

(628) 213-3369